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                           WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                 (in thousands, except ratios)


                                                      Six Months Ended            Year Ended         Year Ended         Year Ended
                                              -----------------------------
                                              June 30, 1998   June 30, 1997      Dec. 31, 1997     Dec. 31, 1996      Dec. 31, 1995
                                              -------------   -------------      -------------     -------------      -------------
                                              (unaudited)      (unaudited)
Earnings:
  Loss before income taxes                    $    (8,165)    $    (7,103)       $   (22,572)      $    (14,589)       $    (4,873)
  Add back: Interest expense                        6,547           5,622             11,675             10,718             10,899
     Amortization of debt issuance cost               694             693              1,387              1,361              1,036
     Portion of rent expense representative
      of interest factor                              223             246                519                459                451
                                              ------------    ------------       ------------      -------------       ------------

  Earnings (loss) as adjusted                 $      (701)    $      (542)       $    (8,991)      $     (2,051)       $     7,513
                                              ============    ============       ============      =============       ============

Fixed charges:
  Interest expense                            $     6,547     $     5,622        $    11,675       $     10,718        $    10,899
  Amortization of debt issuance cost                  694             693              1,387              1,361              1,036
  Portion of rent expense representative
  of interest factor                                  223             246                519                459                451
                                              ------------    ------------       ------------      -------------       ------------

                                              $     7,464     $     6,561        $    13,581       $     12,538        $    12,386
                                              ============    ============       ============      =============       ============


Preferred dividends
(grossed up to pretax equivalent basis):      $     7,633     $     7,484        $    12,121       $     14,251        $    16,863
Accretion of preferred stock
(grossed up to pretax equivalent basis):            3,229           3,229              6,477              6,458              4,573
                                              ------------    ------------       ------------      -------------        -----------

                                              $    10,862     $    10,713        $    18,598       $     20,709        $    21,436
                                              ============    ============       ============      =============        ===========

Ratio of earnings to fixed charges                     (a)             (a)                (a)                (a)                (a)
                                              ============    ============      =============      =============        ===========
Ratio of earnings to fixed charges, preferred
 dividends and accretion of prefer(b) stock            (b)             (b)                (b)                (b)                (b)
                                              ============    ============      =============      =============        ===========


(a) Earnings were inadequate to cover fixed charges by $8.2 million, $7.1 million, $22.6 million, $14.6 million and $4.9 million, respectively, for the six months ended June 30, 1998 and 1997, and for the years ended December 31, 1997, December 31, 1996, and December 31, 1995.

(b) Earnings were inadequate to cover fixed charges, preferred dividends and accretion of preferred stock by $19.0 million, $17.8 million, $41.2 million, $35.3 million and $26.3 million, respectively, for the six months ended June 30, 1998 and 1997, and for the years ended December 31, 1997, December 31, 1996 and December 31, 1995. Certain of the preferred dividends are, at the option of the Company, payable in kind.

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